EXHIBIT 10.1

                  NON-NEGOTIABLE PROMISSORY NOTE

$5,000,000                                         March 29, 1996

     For value received, Princeton Publishing, Inc., a Delaware corporation ("Princeton") promises to pay to Kearny Publishing, Inc. (the "Holder") the principal sum of Five Million Dollars ($5,000,000) with annual interest at the prime rate of Chase Manhattan Bank of New York plus 2 percent (not to exceed 12%) per annum, to be adjusted each September 1 and April 1. Principal and interest shall be due and payable as follows:

     Interest shall accrue on unpaid principal commencing on the date of this Note and shall continue to accrue until the indebtedness evidenced by this Note has been paid in full. Interest only shall be payable monthly on the 10th day of each month commencing August 10th, 1996 and through July 10th, 1999. Interest shall be computed based on the actual number of days elapsed in a particular month over a 365-day year. Commencing on August 10th, 1999, payments of principal and interest in an amount determined based on 30-year amortization shall be due on the 10th day of each month, with a final payment of all principal and interest then remaining unpaid due on March 28, 2006.

     This Note may be prepaid in whole or in part at any time prior to the due date at the option of Princeton without premium, penalty or other fees. All payments made pursuant to this Note shall be applied first to interest due and then to principal.

     Princeton has full rights of set-off against payments due pursuant hereto with respect to all damages, loss, deficiency, costs and expenses actually incurred by Princeton due to any of the following:

     1. Any failure by the Holder to cause the timely and proper completion of all matters required by the State of Wisconsin regarding environmental issues;

     2. Commencement of any legal proceeding or action by Fidelcor, its successors or assigns, naming Princeton or any affiliate of Princeton arising out of claims by Fidelcor against the Holder or its affiliates;

     3. Any lien existing on any asset purchased by Princeton or an affiliate of Princeton this date from the Holder or its affiliates, which exceeded the amount disclosed to Princeton or was not disclosed to Princeton; or

     4. Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant by any Seller or Seller Stockholder pursuant to an Asset Purchase Agreement of even date herewith, in which this Note is described;

provided, however, that with respect to item 4, Princeton shall have no right to set-off unless and until such a judgment from a court of competent jurisdiction is obtained.

     An Event of Default shall be deemed to have occurred hereunder upon a failure by Princeton to cause or make any payment when due which continues unremedied for twenty (20) days after written notice from the Holder; provided, however, that if there occur more than two Events of Default within one calendar year, Holder need not give any written notice upon the third or greater failure within the same calendar year to cause or make a payment when due; and the twenty (20) day cure period shall be deemed to commence from the date of such failure without any action being taken by the Holder. The Holder shall be entitled to retain all payments previously made hereunder in the event of default hereunder, and all claims to same are hereby relinquished by Princeton. The Holder does not hereby waive its right to pursue any remedies upon default.

     In an Event of Default all amounts to be paid hereunder shall become immediately due and payable in full.

     Payments due pursuant to this Note are secured as set forth in a Security Agreement between the parties of even date herewith.

     No delay or omission by the Holder in exercising or enforcing any of the Holder's powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver. Princeton agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the Holder in enforcing the obligations created by this Note.

     Princeton acknowledges that the Holder may assign its rights hereunder; however, the parties acknowledge that under no circumstance shall any such assignee be a "holder in due course," but shall be subject to all defenses, claims and rights of Princeton hereunder, past, present and future, regardless of consideration paid, knowledge of defenses or claims, or otherwise.

     THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND SHALL TAKE EFFECT AS A SEALED INSTRUMENT.

WITNESS:                           Princeton Publishing, Inc.

/s/                                     By: /s/ James J. McNamara
                                          James J. McNamara, President